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                                                                     Exhibit 6.1

                       KOWLOON-CANTON RAILWAY CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
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
                                                                                               Restated
                                                      1998          1999          2000           2001           2002          2002
                                                   ----------    ---------    ------------   ------------    ----------    ---------
                                                       HK$          HK$            HK$            HK$            HK$          US$
                                                                                  (except share data)
(1) Weighted average number of ordinary shares        124,650      289,950         311,200        377,867       391,200      391,200

    HK GAAP
(2) Profit after taxation (in millions)                 1,639        1,903           2,288          2,435         2,661          341
    Earnings per share - Basic (2)/(1)                 13,149        6,563           7,352          6,444         6,802          872

    US GAAP
(3) Net Income (in millions)                            2,129        3,150           4,113          3,792         2,951          378
    Earnings per share - Basic (3)/(1)                 17,080       10,864          13,217         10,035         7,543          967
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